                                                                    Exhibit 99.1

                                                  [FERRO CORPORATION LOGO]



                                                            FERRO CORPORATION
                                                            1000 Lakeside Avenue
      NEWS RELEASE                                          Cleveland, OH
      ---------------------------------                     44114-1147 USA
                                                            Phone: 216/641-8580


       FOR IMMEDIATE RELEASE




  FERRO CORPORATION AMENDS BANK AGREEMENT, REDUCES DEBT AND
           PROVIDES THIRD QUARTER 2003 EARNINGS ESTIMATE

CLEVELAND, Ohio - October 15, 2003 - Ferro Corporation (NYSE:FOE) today announced that it has amended its five-year bank credit agreement, which will provide increased latitude for certain financial covenants. The five-year revolving credit facility, dated August 31, 2001, has a current capacity of $300 million. As of September 30, 2003, the Company had approximately $110 million outstanding on the credit facility.

"The amended credit agreement provides additional strategic and financial flexibility going forward," commented Hector R. Ortino, chairman and chief executive officer. "This opportunity reflects our improved balance sheet as we have successfully reduced debt during an extended period of sluggish economic and market conditions. I am pleased with the discipline and focus our employees have shown during this challenging period, particularly our ability to lower working capital levels. In the third quarter 2003, we further decreased total debt by approximately $17 million."


THIRD QUARTER 2003 ESTIMATE

Ferro Corporation also announced that it expects to report a loss in the third quarter 2003 of ($0.02) to ($0.04) per share. The loss includes an after-tax restructuring charge of approximately $7.4 million, or $0.18 per share, for integration and consolidation efforts. The restructuring charge is in line with previous announcements and largely represents the final phase of the integration of the dmc2 acquisition, including the closing of a tile facility in Italy. In addition to the integration process, the current quarter charge includes further action the Company has taken to consolidate and reduce overhead costs. In total, the cost reduction efforts will create an annualized pre-tax savings of approximately $15 million.

The third quarter 2003 earnings estimate, excluding the restructuring charge, is near the lower end of the analysts' estimated range. The Company reported fully diluted earnings per share of $0.23 from continuing operations in the third quarter 2002, which included an after tax charge of $3.6 million, or $0.08 per share, related to the dmc2 integration efforts. Ferro also expects to report sales of approximately $297 million, or about a 2 percent increase compared with the third quarter 2002.



                                     -more-

"The global economic environment continued to be very challenging in the quarter," Ortino commented. "Overall, conditions are gradually improving but will likely remain tough at least through the rest of 2003. The business being impacted the most by sluggish economic conditions is Polymer Additives as market demand for PVC remains soft, pricing remains competitive and raw material costs have increased. We have seen some encouraging signs, particularly within our electronic materials business, where we are experiencing increased volumes and stronger orders compared with the year ago period. Going forward, we will continue to evaluate options to reduce costs, including the potential for further facility rationalization. We will also continue our emphasis on strengthening the balance sheet and further positioning the Company for long-term growth."

EARNINGS RELEASE AND CONFERENCE CALL

Ferro will release third quarter 2003 earnings before the market opens on Tuesday, October 28, 2003. A conference call to discuss earnings will follow the release at 11 a.m. Eastern Standard Time. If you wish to participate in the call, dial (877) 310-1794 if calling from the United States or Canada, and dial
(706) 643-3611 if calling from outside North America. Please call the assigned number approximately 10 minutes before the conference call is planned to begin.

A replay of the call will be available from 12 noon Eastern Standard Time on October 28 until 11 p.m. Eastern Standard Time on October 31. To access the replay, dial (800) 642-1687 if calling from the United States or Canada, and dial (706) 645-9291 if calling from outside North America. Please reference the Conference ID# 2785399. The replay will also be available on the Company's Web site at http://www.ferro.com/, beginning at 1 p.m. Eastern Standard Time on October 28.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This press release contains statements about future events and expectations that may constitute "forward-looking statements" within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company's SEC filings.

ABOUT FERRO CORPORATION

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of $1.5 billion in 2002. For more information on Ferro, visit the Company's Web site at http://www.ferro.com/ or contact John Atkinson, 216-875-7155.


                                      # # #